Exhibit 3.13

CERTIFICATE OF FORMATION
OF

CHESTER WOOD PRODUCTS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “Company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.                                      The name of the Company is Chester Wood Products LLC.

2.                                      The name and address of the registered agent of the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.                                      The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 27th day of October, 2004.

/s/ Timothy J. Fazio
Timothy J. Fazio
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:11 PM 10/27/2004
FILED 06:56 PM 10/27/2004
SRV 040777542 - 3873478 FILE